EXHIBIT 10.3

SERVICES AGREEMENT

This Service Agreement (“Agreement”) effective January 1, 2008 (“Effective Date”) is entered into by and between First Advantage Credco, LLC (“CREDCO”), a Delaware limited liability company and RELS Reporting Services, LLC (“RELS”), a Delaware limited liability company.

WHEREAS, RELS is an entity that, among other things, provides consumer reports, credit risk scores and other products and services to its end-user customers (“RELS Customers”); and

WHEREAS, RELS desires for CREDCO to host and/or perform certain functions ancillary to RELS’s credit reporting business on behalf of RELS and provide to RELS the services as further described in this Agreement and the exhibits attached hereto.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each of the parties hereto, the parties, intending to be legally bound, do hereby agree as follows:

1)	Services. CREDCO shall furnish to RELS the services (“Services”) set forth in Exhibit “A”, attached hereto, and incorporated herein by reference, subject to the terms and conditions hereinafter set forth.

2)	Term.

a)	Effective Date. This Agreement shall become effective on the Effective Date, and shall continue in full force and effect until terminated by either party giving to the other prior written notice of not less than ninety (90) days, or as otherwise provided herein.

b)	Changes to Exhibit A.

i)	CREDCO reserves the right, at any time and from time to time, to eliminate an individual service or change the pricing of an individual service listed on Exhibit A. CREDCO shall notify RELS in writing of its intent to eliminate or change the pricing of a service at least ninety (90) days prior to the effective date of such elimination or change. The elimination of a service or a change of pricing shall not alter the parties obligations relating to the remaining services.

ii)	RELS reserves the right at any time and from time to time, to eliminate a service to be provided by CREDCO from Exhibit A. RELS shall notify CREDCO in writing of it desire to eliminate a particular service from Exhibit A at least forty five (45) days prior to the effective date to the effective date of such elimination. The elimination of a service from Exhibit A shall not alter the parties obligation relating to the remaining services.

c)	Default. In the event of a default by either party in the performance of any of its obligations hereunder, the non-defaulting party shall give written notice of such default to the defaulting party. If the defaulting party shall fail to cure any such default within thirty (30) days from the date on which such written notice of default is received, the non-defaulting party shall unilaterally have the right to terminate this Agreement.

d)	Termination. This Agreement will automatically terminate in the event of the dissolution of RELS.

e)	Effect of Termination. Subject to subsection (d), above, upon termination of this Agreement for any reason and by either party, (i) all rights in the Services, shall automatically and immediately revert back to CREDCO; and (ii) RELS shall have no continuing access to or rights in the Services.

f)	Survival. Unless otherwise expressly agreed to by the parties, in writing, any expiration, termination or modification hereof shall not affect the rights and obligations of the parties arising prior thereto.

g)	Disposition of Data. Upon termination of this Agreement, CREDCO shall dispose of RELS’s information and data in a secure and legal manner, in conformance with CREDCO policy, and using a standard of care not less than that used for disposal of CREDCO’s own confidential data, unless RELS, at least fifteen (15) days prior to such termination, furnishes to CREDCO written instructions for the disposition of such data at RELS’s expense.

3)	Equipment. All equipment provided by RELS for use in conjunction with the CREDCO Services must be approved by CREDCO prior to use.

4)	Use of the Services. RELS will use the Services only for its own internal business purposes and/or as an integral part of the services and/or products it provides to third parties and will not sell, lease, license or otherwise provide, directly or indirectly, any of the Services or any portion thereof to any third party. Notwithstanding the above, CREDCO will undertake to modify the interfaces between RELS Customers and RELS so that RELS Customers will have access to the Services at RELS.

5)	Compensation.

a)

Other than the charges relating to the Computer Systems and Software Lease and License services, which shall be governed by the Computer Systems and Software Lease and License Agreement, attached hereto as Exhibit “B”, in consideration of CREDCO providing the Services to RELS, RELS agrees to pay CREDCO the fees as more specifically set forth in Exhibit “A” (“CREDCO Fees”). RELS will pay the CREDCO Fee not later than thirty (30) days after receipt of RELS’s invoice therefore. CREDCO reserves the right to terminate this Agreement in the event that any CREDCO Fees remain unpaid sixty (60) days after written notice thereof is given to RELS. RELS agrees to pay a finance charge at the rate of one and one half percent (1.5%) per month or the maximum amount permitted under law for all past due balances until paid. Any finance charge incurred shall be due and payable within the next month’s billing.

b)	RELS shall be solely responsible for, and shall pay or reimburse CREDCO for, all Taxes. “Taxes” means all present and future taxes, duties, import deposits, assessments, and other governmental charges (and any related penalties and interest), however designated, that are now or hereafter imposed by or under any governmental authority or agency that are: (i) associated with the performance by CREDCO of its obligations hereunder; (ii) associated with the payment of any amount by RELS to CREDCO pursuant to this Agreement; or (iii) based on the license or use of any Service; excepting only taxes imposed on CREDCO’s net income by the United States and each state thereof (and their political subdivisions). Notwithstanding the foregoing, the parties agree to cooperate to enable each to more accurately determine its own tax liability, with respect to this Agreement, and to minimize such liability to the extent legally permissible. Each party shall provide and make available to the other any resale certificates, information regarding out-of-state or out-of-country sales or use of equipment, materials or services, and other exemption certificates or information reasonably requested by the other party.

6)	Confidentiality and Ownership.

a)

Confidential Information. Both parties hereto shall keep confidential, and will cause its employees to keep confidential, all Confidential Information, as defined below, obtained from the other party (the “Disclosing Party”). The parties also agree that all information related to the Agreement is presumed to be Confidential Information unless the Disclosing Party indicates in writing that the information is not confidential or proprietary. Both parties acknowledge that, in the course of its relationship with the other that it and its employees will acquire or have access to information of various kinds concerning the other party’s business, as well as the businesses of its affiliates. Both parties acknowledge that all information disclosed by the Disclosing Party to the other party, its employees and/or agents (the “Recipient”), for the purposes of the Agreement(s), or which comes to the attention of Recipient, its employees, during the course of such Agreement(s), is confidential in nature, constitutes a valuable asset of Disclosing Party , is proprietary to the Disclosing Party, and is properly the subject of protection. Both parties also acknowledge that Rels has a responsibility to its customers to keep customers’ records strictly confidential and proprietary. Both parties further acknowledge that the Disclosing Party may have proprietary or confidential information of third parties that they may rightfully use in the course of their businesses. Both parties further agree that any entity or person who obtains or is provided access to Confidential Information (as defined below) as an agent of Recipient may obtain or have access to such Confidential Information only for the purpose of carrying out the performance of specific terms of this Agreement, and, in such case, the agent of Recipient (other than employees of the Recipient): (i) must agree in writing, independently, to be bound by the terms set forth in this Section; and (ii) must agree in writing, independently, to use such Confidential Information only for the purpose of carrying out the performance of specific terms of this Agreement.

b)	Definition of Confidential Information. “Confidential Information” shall mean and include the following:

i)	RELS Consumer Information. Any and all non public information or data, provided by, through, or on behalf of RELS, its customers or clients to CREDCO (or any of CREDCO’s agents approved by RELS in advance under this Agreement), about or relating to any client or prospective or former client of RELS (whether an individual, business entity, governmental unit, or otherwise) or any RELS customer including (without limitation) any and all nonpublic personal information of RELS or its customers (within the meaning of Title V of the Gramm-Leach-Bliley Act and its implementing regulations) made available to CREDCO; provided, however, that the same or similar information that CREDCO receives or obtains from other sources does not constitute RELS Consumer Information. CREDCO warrants and attests that it shall comply with all applicable law, including Regulation P and RELS’s privacy policy, in the performance of its Services to RELS as defined in this section.

ii)

Proprietary and Other Confidential Information. Confidential Information also includes any and all confidential business, technical or data processing information, trade secret or other proprietary information acquired from the Disclosing Party, its customers or clients, or any of its affiliates by Recipient, or its employees or agent, in the course of carrying out the tasks hereunder or as a result of access to the Disclosing Party’s Confidential Information, or any of its affiliates, whether prepared by Recipient or its employees, whether or not reduced to writing, and whether or not in human readable or machine readable form, including, without limitation, any information provided by the Disclosing party, its customers or clients, or any of its affiliates concerning the Agreement, concepts, techniques, or procedures, software in various stages of development, discoveries, ideas, inventions, operations, data, designs, drawings, diagrams, specifications, documentation, research, know-how, compilations of information, records, costs, purchasing data, financial data, accounting, marketing and development plans, sales, pricing, profits, business plans or procedures, data, employee information provided by and acquired from the Disclosing Party, or any of its affiliates in the course of the performance by Recipient of any of the tasks hereunder or as a result of this Agreement. Such information shall remain the sole property of the disclosing party. Confidential Information also includes any and all information described in this subsection (ii) which Recipient obtains from another party and treats as proprietary or designates as confidential information, whether or not owned or developed by the Disclosing Party. Proprietary and Other Confidential Information (but not Rels/client/customer/Consumer Information described in subsection (1) above) shall cease to be Confidential Information after it has been voluntarily disclosed to the public by the Disclosing Party, or independently developed and disclosed by others or has otherwise entered the public domain through lawful means. In any dispute with respect to these exclusions, the burden of proof will be on Recipient to show that the exclusion applies.

c)	Ownership. RELS acknowledges that the databases which are used in providing the Services, and the software and systems used by CREDCO in connection with the Services and related materials, and all copyrights, patents, trade secrets and other intellectual property and proprietary rights in and to any of the foregoing (“CREDCO Products”) are and shall remain the exclusive property of CREDCO and the third parties to whom CREDCO is acting as agent or from whom CREDCO has obtained the right to use the CREDCO Products, provided, however, that any data generated for RELS through use of the CREDCO software are and shall remain the exclusive property of RELS.

7)	Representations and Warranties.

(a)	Specific Services Warranties. CREDCO warrants that it will provide competent personnel with sufficient skill knowledge and training to perform the services set forth in the Agreement and that the CREDCO will perform such services in a diligent and professional manner.

(b)	Compliance with Laws. CREDCO hereby represents, warrants and covenants that it will comply with any and all laws, rules and regulations applicable to it in connection with this Agreement.

(c)	No Other Warranties. CREDCO MAKES NO WARRANTIES, EXPRESS OR IMPLIED, OTHER THAN THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT. NO REPRESENTATIONS OR STATEMENTS NOT EXPRESSLY SET FORTH HEREIN SHALL BE BINDING UPON CREDCO AS A WARRANTY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

8)	Limitation of Liability.

(a)

Availability of Services. CREDCO will make every reasonable effort to have the Services available in accordance with the terms of this Agreement. However, CREDCO cannot and does not guarantee such availability. Accordingly, except as otherwise expressly provided in this Agreement, CREDCO’s sole liability to RELS or any third party for claims, notwithstanding the form of such claims (e.g., contract, negligence or otherwise), arising out of (i) the interruption or the delay of the Services or (ii) the unavailability of the Services, shall be to use reasonable commercial efforts to resume and/or make the Services available, as promptly as reasonably practicable, subject to the force majeure provision herein.

(b)	Accuracy of Information. CREDCO shall not have any obligation or liability for damages to RELS or any third party (i) relating to, or arising out of displaying or furnishing of databases and/or information, (ii) for errors or omissions in collecting, processing, disseminating or displaying the same, or (iii) for the accuracy of databases or information displayed, carried or furnished by or through the Services, beyond CREDCO’s obligation to promptly furnish the correct report or data; provided, however, that CREDCO shall be liable for damages resulting from its own fraud or willful misconduct or for its gross negligence. CREDCO shall promptly notify RELS upon discovery of any material errors in or relating to the foregoing. CREDCO shall not have any liability or obligation for the accuracy or display of RELS’s data and information, and with respect thereto RELS shall defend, indemnify, save and hold harmless CREDCO, its successors and assigns against any and all actions, proceedings, as well as any direct, actual, and out of pocket claims, liabilities, demands and costs, damages, losses and expenses (including, without limitation, reasonable fees of attorneys) to which CREDCO may be subjected by furnishing such RELS data and information.

(c)	Force Majeure. Neither RELS nor CREDCO shall be liable or deemed to be in default for any delay or failure to perform under this Agreement (other than for a default in the payment of any amounts hereunder), or for interruption of the Services, to the extent resulting directly or indirectly from any delay caused by the other party, or by an act of God, war, civil disturbance, court order, labor dispute, third party non-performance, failure of telecommunications equipment or any other cause beyond its reasonable control; provided, however, that CREDCO shall not be excused from performing hereunder as a result of failures or fluctuations in electrical power, heat, light and air conditioning that it reasonably could have prevented.

(d)	Third Party Information Providers. No third party who provides CREDCO with any portion of the Services being provided, or which will be provided, by CREDCO, to RELS shall have any direct or indirect liability hereunder to RELS for monetary damage or otherwise on account of the Services and/or software provided, or to be provided, by CREDCO hereunder.

(e)	Maximum Damages. CREDCO’s entire liability arising under or in connection with this Agreement, whether for breach, tort or otherwise, shall not exceed, in the aggregate, the amounts paid by RELS to CREDCO for the three (3) months immediately preceding the occurrence giving rise to such claim hereunder.

(f)	No Consequential Damages. IN NO EVENT WILL EITHER PARTY BE RESPONSIBLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES WHICH THE OTHER PARTY MAY INCUR OR EXPERIENCE ON ACCOUNT OF ENTERING INTO OR RELYING ON THIS AGREEMENT, EVEN IF THE FIRST PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9)	Laws and Governmental Regulations.

a)	RELS shall be responsible (i) for compliance with all laws and governmental regulations affecting its business and (ii) for any use it may make of the Services to assist it in complying with such laws and governmental regulations, and, absent CREDCO’s gross negligence or willful misconduct, CREDCO shall not have, except as may otherwise be set forth herein, any responsibility relating thereto (including, without limitation, advising RELS of RELS’s responsibilities in complying with any laws or governmental regulations affecting RELS’s business). While CREDCO shall not have any responsibility for RELS’s compliance with the laws and regulations referred to above, CREDCO shall use reasonable commercial efforts to cause the Services to be designed in such a manner that they will be able to assist RELS in complying with its applicable legal and regulatory responsibilities. In no event shall RELS rely solely on its use of the Services in complying with any laws and governmental regulations.

b)	If after the date hereof, any modifications to the Services shall be legally required, except to the extent such changes may be beyond the capability of CREDCO to implement, CREDCO shall modify the Services appropriately; CREDCO shall give prompt written notice to RELS in the event that CREDCO is incapable of making such legally-required change. If providing any of the Services to RELS hereunder violates, or in CREDCO’s reasonable opinion is likely to violate, any laws or governmental regulations, CREDCO may, upon written notice to RELS, immediately cease providing the affected Services.

10)	Indemnification. Both parties shall defend, indemnify and hold harmless the other, together with its officers, directors, employees, agents, parent, subsidiaries and other affiliates, from and against any and all damages, costs, liability, and expense whatsoever (including attorneys' fees and related disbursements) incurred by reason of (i) any failure by a breaching party to perform any covenant or agreement set forth herein; (ii) injury to or death of any person or any damage to or loss of property which is due to the negligence and/or willful acts of the breaching party; or (iii) any breach by the breaching party of any representation, warranty, covenant or agreement under this Agreement; provided, however, that CREDCO’s maximum indemnification of RELS in connection with this Agreement, whether for breach of contract, tort or otherwise, shall not exceed, in the aggregate, the amounts paid by RELS to CREDCO under this Agreement for the three (3) months immediately preceding the claim.

11)	General.

a)	Entire Agreement. RELS acknowledges that it has not been induced to enter into this Agreement by any representation or warranty not set forth in this Agreement. This Agreement, including Exhibit “A”, contains the entire agreement of the parties with respect to its subject matter and supersedes all existing agreements and all other oral, written or other communications between them concerning its subject matter. This Agreement shall not be modified in any way except by a writing signed by an authorized representative of each party.

b)	Assignment. This Agreement may not be assigned by either party, without the other’s prior written consent, which shall not be unreasonably withheld, except that either party may, without the other’s consent, assign its rights and obligations hereunder to any of its affiliates or in connection with the sale of all or substantially all of its assets or business, in connection with which the Services are used or provided; provided that (i) the assignee agrees to be bound by the terms and conditions of this Agreement to the same extent that the assignor was bound prior to the assignment and (ii) no such assignment shall relieve the assignor of any of its obligations or liabilities under this Agreement, provided, however, that, notwithstanding the foregoing, in no event shall either party assign this Agreement to a competitor of the other party without such other party’s prior written consent. This Agreement shall be binding upon and shall inure to the benefit of CREDCO and RELS and their respective successors and permitted assigns.

c)	Relationship Of Parties. Both parties acknowledge that the relationship between them is that of independent contractors. Nothing in this agreement shall be construed to constitute a relationship of agency, representation or affiliation (collectively “agents”). Neither party shall be considered an employee of the other, and shall not be entitled to receive any employment benefits offered to employees of the other as the result of this agreement, including but not limited to: workers' compensation coverage; savings or profit sharing plans; stock option, incentive or other bonus plans; health, dental or life insurance coverage; and paid vacations. Neither party will represent to any third party that it is an agent or employee of the other. Neither party will exercise control, or be authorized bind the other by promise or representation, unless expressly authorized to do so by the other party in writing

d)	Severability. If any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.

e)	Notices. Except as otherwise provided herein, all notices and other communications required by or described in this Agreement shall be in writing and shall be forwarded by registered or certified mail, return receipt requested, and sent with proper postage to CREDCO or RELS at the address set forth below or to any other address designated in writing hereafter. Any notice to CREDCO shall be sent to:

Per Gothe, EVP

First Advantage Credco, LLC

12395 First American Way

Poway, CA 92064

With a copy to:

Julie Waters, General Counsel

First Advantage Corporation

100 Carillon Parkway

St. Petersburg, FL 33716

Any notice to RELS shall be sent to:

Stan Baldwin, President

RELS Reporting Services, LLC

12395 First American Way

Poway, CA 92064

f)	Headings. The headings in this Agreement are intended for convenience of reference and shall not affect its interpretation.

g)	Authorization. The individuals executing this Agreement on behalf of CREDCO and RELS each represent and warrant that they are duly authorized by all necessary action to execute this Agreement on behalf of their respective principals.

h)	Non-Hire. Neither party shall recruit or encourage employees of the other to join its company. Neither party shall hire or employ as a consultant either directly or indirectly anyone who has had direct responsibilities relating to the Services as an employee or consultant at the other’s company within one (1) year prior to such hiring or employment. This provision shall remain in force for a period of six months after the termination of this Agreement.

i)	Dispute Resolution; Injunction. The parties shall use commercially reasonable efforts to cooperate in good faith to resolve any disputes that arise in connection with this Agreement or its subject matter. Notwithstanding the foregoing, a breach of any provisions of Paragraph 6 of this Agreement by a party will cause the other party irreparable injury and damage and therefore may be enjoined through injunctive proceedings in addition to any other rights or remedies which may be available to the injured party, at law or in equity. Any action brought under this Agreement or in conjunction with its subject matter shall be brought in a federal or state court situated in the County of San Diego, State of California.

j)	Governing Law. This Agreement shall be governed in all respects by the laws of the State of California, without giving effect to principles of conflicts of law.

k)	Business Continuity Plan. CREDCO maintains a Business Continuity Plan (“BCP”) that ensures the continuation of services pursuant to the Agreement, if an incident (event, act or omission) threatens to impair or disrupt CREDCO’s performance under this Agreement. CREDCO agrees to provide and fund its BCP commensurate with the sensitivity of the services being performed by CREDCO. CREDCO agrees to deliver and/or make available for on site review and to meet with RELS to review CREDCO’s BCP. CREDCO will maintain and exercise the BCP at regular intervals (no less frequently than annually). CREDCO will comply with the BCP during the term of this Agreement and will promptly revise its BCP to conform to new governmental regulations, if applicable. If at any time: (1) CREDCO becomes aware that it is not in compliance with its BCP, CREDCO will notify RELS in writing immediately, or (2) RELS becomes aware that CREDCO is not in compliance, RELS will notify CREDCO, and, in each such case, CREDCO will cure any such non-compliance within a time frame agreed to between the parties in writing.

l)	Survival of Obligations. Sections 6, 7, 8, 10 and 11 (and any other section which by its nature should survive termination), shall survive termination of this Agreement.

IN WITNESS WHEREOF, this Agreement had been duly executed by the parties as of the Effective Date.

RELS Reporting Services, LLC		First Advantage Credco, LLC

By:	/s/ Stan Baldwin	By:	/s/ John Stancil
Name:	Stan Baldwin	Name:	John Stancil
Title:	President	Title:	Vice President

EXHIBIT A

SERVICES AND FEES

The Services to be provided by CREDCO and the monthly fees to be paid by RELS to CREDCO for the Services are as follows:

1.	Analytics	$3,500
2.	Back Office Systems Support	$12,900
3.	Billing Integrity and Billing Support	$5,700
4.	Consumer Disputes	$7,100
5.	Data Management	$4,400
	—Bureau Subscriber Administration
6.	Legal and Regulatory Specific to Credit Reporting	$2,500
	—Compliance and Auditing
	—Lobbying Specific to Credit Reporting Industry
	—Industry Relations
7.	Hardware and Software Procurement	$400
8.	Miscellaneous Beaverton Support	$2,850
9.	Poway Facility Rent and Support	$3,200
	—Mailroom Support
10.	Product Development	$2,700
11.	Product Management	$5,450
12.	Reporting Systems	$8,800
13.	Data Vendor / Bureau Relations	$10,500